Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-147830) pertaining to the Amended and Restated 2003 Incentive Compensation Plan and 2007 Equity Incentive Plan of Limelight Networks, Inc. of our report dated March 21, 2008, with respect to the consolidated financial statements and schedule of Limelight Networks, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2007.

/s/ Ernst & Young LLP

Phoenix, Arizona
March 21, 2008